Exhibit 4.35
SIDE LETTER TO SUPPLEMENTAL LETTER No 2
(Change of ownership for m.t. "NAUTICA" from Euronav Tankers NV to Euronav NV)
To:
Euronav NV
20 De Gerlachekaai
2000 Antwerp
Belgium

Euronav Tankers NV
20 De Gerlachekaai
2000 Antwerp
Belgium
as Borrowers
4 January 2019
Dear Sirs
Loan Facility of US$409,500,000 to Euronav NV and Euronav Tankers NV
We refer to the loan agreement dated 16 December 2016 (as amended by a supplemental letter dated 19 January 2018 and a supplemental letter no 2 dated 12 November 2018, the "Loan Agreement") made between (i) Euronav NV and Euronav Tankers NV as joint and several borrowers, (ii) the banks and financial institutions listed in Schedule 1 to the Loan Agreement as Lenders, (iii) the Swap Banks (as defined therein), (iv) the Lead Arrangers (as defined therein), (v) the Co-arrangers (as defined therein), (vi) the Bookrunners (as defined therein), (vii) Nordea Bank Abp, filial i Norge (previously known as Nordea Bank AB (publ), filial i Norge as agent and (viii) Nordea Bank Abp, filial i Norge (previously known as Nordea Bank AB (publ), filial i Norge) as security trustee (the "Security Trustee").
Word and expressions defined in the Loan Agreement shall have the same meanings when used herein.

1
The Borrowers and the Agent, on behalf of the Creditor Parties, agree that all references in the Supplemental Letter no 2 dated 12 November 2018 (“Supplemental Letter No 2”)to Borrower B owning the vessel "NAUTICA" shall be construed as references to Borrower A owning that vessel.

2
The Borrowers have advised that the “NAUTIC” (tbr “NAUTICA” will be transferred from Marshall Islands flag to Liberian flag and will be registered in the ownership of Borrower A rather than in the ownership of Borrower B as stated in the Supplemental Letter No 2.

3	All other terms and conditions of the Loan Agreement and the other Finance Documents are to remain in full force and effect.

4	This letter may be executed in any number of counterparts.

5
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English Law. The provisions of clause 38.2 (Exclusive English jurisdiction) to 38.6 (Meaning of "proceedings") (inclusive) of the Loan

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Agreement shall be incorporated into this letter as if set out in full herein with references to this Agreement construed as references to this letter.

Please confirm your agreement to this letter by signing below.
/s/ Frederick van Hasselt

Frederick van Hasselt
Attorney-in-Fact
____________________________
for and on behalf of
NORDEA BANK ABP, FILIAL I NORGE (formerly known as NORDEA BANK AB (PUBL), FILIAL I NORGE)
as Agent for the Lenders

We hereby acknowledge receipt of the above letter and confirm our agreement to the terms hereof and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for our obligations under the Loan Agreement.
/s/ Tamara Ristic
Tamara Ristic
Attorney-in-Fact
______________________________
for and on behalf of
EURONAV NV
as a Borrower

4 January 2019

/s/ Tamara Ristic
Tamara Ristic
Attorney-in-Fact
______________________________
for and on behalf of
EURONAV TANKERS NV
as a Borrower

4 January 2019

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